Exhibit 8.1

November 4, 2014

Alliance Data Systems Corporation

7500 Dallas Parkway, Suite 700

Plano, Texas 75024

Re:	Registration Statement on Form S-4 (File No. 333-199128)

Ladies and Gentlemen:

We have acted as counsel to Alliance Data Systems Corporation, a Delaware corporation (“Alliance Data”), in connection with the proposed acquisition (the “Acquisition”) of Conversant, Inc., a Delaware corporation (“Conversant”), by Alliance Data, pursuant to the terms of the Agreement and Plan of Merger (the “Agreement”), dated as of September 11, 2014, by and between Conversant, Alliance Data and Amber Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Alliance Data. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

At your request, we have examined the form of Registration Statement on Form S-4 filed with the United States Securities and Exchange Commission on October 3, 2014, as amended through the date hereof (the “Registration Statement”) in connection with the registration of the shares of Alliance Data common stock to be issued to the shareholders of Conversant pursuant to the Agreement. You have requested our opinion as set forth below.

In preparing this opinion, we have examined and relied upon the Agreement, the Registration Statement, and such other documents as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In addition, in connection with rendering this opinion, we have assumed, without independent investigation:

(a) the genuineness of all signatures, the legal capacity of natural persons, the authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution, delivery, enforceability, and authorization of all such documents where due execution, delivery, enforceability, and authorization are prerequisites to the effectiveness thereof;

(b) the consummation of the Acquisition in accordance with the terms set forth in the Agreement and as described in the Registration Statement, without any

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Alliance Data Systems Corporation

November 4, 2014

waiver, breach or amendment of any material provision thereof, and the performance of all covenants contained in the Agreement and without waiver or breach of any material provision thereof; and

(c) that all facts, statements, covenants, descriptions, representations and warranties contained in the documents referred to herein or otherwise made available to us are true and correct and no actions have been taken or will be taken that are inconsistent with such facts, statements, descriptions, or representations or that make such facts, statements, descriptions, or representations untrue, incorrect or incomplete.

Based upon the foregoing, and subject to the limitations, qualifications, and assumptions set forth herein and in the Registration Statement, the statements of law or legal conclusions in the Registration Statement, under the caption “Material United States Federal Income Tax Considerations—Tax Consequences of Forward Merger Structure,” constitute our opinion as to the material U.S. federal income tax consequences of the forward merger to the extent of any statements of law or legal conclusions pertaining to the U.S. federal tax treatment of the forward merger.

This opinion represents our best judgment regarding the application of federal income tax laws under the Code, existing judicial decisions, administrative regulations and published rulings and procedures, all as in effect on the date hereof and all of which are subject to change, possibly on a retroactive basis. Any such change could adversely affect our opinion as stated herein. We undertake no responsibility to advise you of any changes in, or changes in the application or interpretation of, the federal income tax laws. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position.

This opinion is being delivered prior to the consummation of the Acquisition and therefore is prospective and dependent upon future events. We have not undertaken any independent investigation of any matter upon which we have relied or assumed in rendering this opinion. Any alteration or inaccuracy of any matter upon which we have relied or in any assumptions that we have made could adversely affect our opinion as stated herein.

This opinion addresses only the matters described above, and does not address any other federal, state, local or foreign tax consequences that may result from the Acquisition. No opinion is implied or may be inferred beyond the matters expressly stated herein.

This opinion is being delivered solely for the purpose of being included as an exhibit to the Registration Statement. We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions “Legal Matters” and “Material United States Federal Income Tax Considerations” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the

Alliance Data Systems Corporation

November 4, 2014

category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act.

Sincerely,

/s/ AKIN GUMP STRAUSS HAUER & FELD LLP

AKIN GUMP STRAUSS HAUER & FELD LLP